EXELON CORPORATION
STOCK DEFERRAL PLAN

(As Amended and Restated Effective September 25, 2019)

ARTICLE I
Amendment and Restatement; Purpose

The Exelon Corporation Stock Deferral Plan (the “Plan”) was established as the Unicom Corporation Stock Bonus Deferral Plan, and was amended and restated, effective September 30, 1998, and subsequently amended by the First Amendment thereto, also effective September 30, 1998. Effective as of October 20, 2000, sponsorship of the Plan was transferred to Exelon Corporation and, pursuant to the Second Amendment, the Plan was renamed the Exelon Corporation Stock Deferral Plan and amended to reflect the merger of Unicom Corporation with and into Exelon Corporation. Effective January 1, 2005, the Plan is hereby amended and restated as set forth herein for the purpose of (i) complying in good faith with the requirements of section 409A of the Code and (ii) providing for changes to the time and form of benefit payments under the Plan as permitted pursuant to transition rules adopted by the Internal Revenue Service under section 409A of the Code. The rights and benefits of any Participant (as defined below) whose employment terminated prior to January 1, 2005 shall be determined under the terms of the Plan as in effect on the date of such termination of employment.
Exelon Corporation (the “Company”) maintains the Plan in order to provide to certain key employees of the Company and participating affiliates (collectively, the “Employers”) the opportunity to defer the receipt of performance share unit awards and such other incentive or other awards as may be permitted by the Plan Administrator (collectively, “Awards”), in each case payable in common stock of the Company (“Exelon Stock”), granted under the Company’s Long Term Incentive Plan (the “LTIP”).

ARTICLE II
Eligibility and Participation

2.1     Eligibility and Participation. Each individual who was a Participant in the Plan on December 31, 2004 shall continue to be a Participant on January 1, 2005. Each other employee of an Employer who, on the applicable election date described in Section 3.1, is described below, upon making a deferral election in accordance with the provisions of Article III shall become a participant (“Participant”) in this Plan on the effective date of such election: (a) an officer of the Company or any affiliate or subsidiary thereof; or (b) an employee in an executive salary band under the Company’s compensation system or at the equivalent payroll level under another Employer’s compensation system.
2.2     Termination of Participation. Each Participant shall remain a Participant until such individual receives a distribution of the entire balance of his or her Deferred Stock Account hereunder; provided, however, that a Participant who is, as of any applicable election date, no longer described in paragraphs (a) or (b) of Section 2.1, shall not be entitled to make any further deferral elections under the Plan.

ARTICLE III
Deferral Elections

3.1     Deferral Elections.

(a)     Deferral Elections. On or before the election due date set forth below, each Participant may elect, in the manner specified by the Plan Administrator, to defer the receipt of all or a portion of any Award. An election made prior to October 1, 2000 to defer receipt of any Award made to Participant under the PECO Energy Company Performance Share Program as in effect prior to October 1, 2000 shall be deemed to be a deferral election under this Section 3.1(a), and except as otherwise specifically provided herein, the terms and conditions of the Plan shall apply to such deferral elections. Notwithstanding the foregoing, Awards granted after December 31, 2006 may not be deferred under the Plan.
(b)     Election Due Dates. Elections under the Plan shall be due on such date as the Plan Administrator or its delegate shall specify, but no later than December 31st of the calendar year preceding the calendar year in which the Award is granted or such other time determined by the Plan Administrator in accordance with interpretive guidance issued by the U.S. Treasury Department under section 409A of the Code; provided, however, that for an individual who first becomes an eligible employee after an applicable election due date, the election shall be due within 30 days after the date on which such individual is notified of his or her eligibility under the Plan.
(c)     Effect of Elections. An election made pursuant to paragraph (b) hereof shall provide that the Award subject to such election shall not be paid to the Participant at the time provided under the terms of the program under which the Award was granted or Agreement, as applicable, but shall instead be paid to the Participant in accordance with the Participant’s Distribution Election Form (as defined in Section 5.1).

ARTICLE IV
Deferred Stock Account
The Company shall establish on its books an account (a “Deferred Stock Account”) on behalf of each Participant who has made a deferral election pursuant to Section 3.1(a). Each Deferred Stock Account shall be credited with the amount deferred pursuant to Section 3.1(a), plus an amount (the “dividend equivalents”) equal to the dividends declared from time to time on the number of shares of Exelon Stock credited to such account, determined in accordance with the following sentence. Dividends shall be credited to each Participant’s Deferred Stock Account as a number of additional shares of Exelon Stock determined by dividing the aggregate amount of such dividend equivalents by the purchase price used under the Exelon Corporation Dividend Reinvestment and Stock Purchase Plan related to each such dividend; provided, however, that with respect to any dividend payable after October 20, 2000 and prior to January 1, 2001, the purchase price shall be the closing price on the date the dividend was paid. Deferred Stock Accounts shall be for bookkeeping purposes only, and neither the Company nor any Employer shall be obligated to set aside or segregate any actual shares of Exelon Stock or any other assets in respect of such accounts.

ARTICLE V
Time and Manner of Payment
5.1     Form of Distributions.
(a)     Each Participant who separates from service on or before December 31, 2005 may elect to receive payment of his or her Deferred Stock Account in one of the following forms by filing an election in the manner specified by the Plan Administrator:
(i)    a lump sum, or
(ii)     a series of annual installments over a period of up to 15 years; provided, that a Participant who separates from service prior to attaining either (A) age 60 or (B) age 50 and completion of at least ten years of service with the Employers (“Retirement Age”) shall not be eligible to receive installments over a period of more than three years.

Each such Participant who separates from service during 2005 may make separate payment elections with respect to (A) the portion of his or her account which was deferred and became vested prior to January 1, 2005 and (B) the portion of his or her account which was deferred or became vested on or after January 1, 2005.
(b)     Each Participant who separates from service on or after January 1, 2006, but prior to attaining Retirement Age, shall receive payment of his or her Deferred Stock Account in a lump sum.
(c)     Each Participant who separates from service on or after January 1, 2006 and upon or after attaining Retirement Age may elect to receive payment of his or her Deferred Stock Account (together with his or her account balances under the Exelon Corporation Deferred Compensation Plan) in one of the following forms by filing an election in the manner specified by the Plan Administrator:
        (i)    a lump sum; or
        (ii)    a series of annual installments over a period of up to 15 years.
Each such Participant who separates from service during 2006 may make separate payment elections with respect to (A) the portion of his or her account which was deferred and became vested prior to January 1, 2005 and (B) the portion of his or her account which was deferred or became vested on or after January 1, 2005.
Notwithstanding the foregoing, if the value of a Participant’s Deferred Stock Account does not exceed $25,000 as of the date of the Participant’s separation from service and any subsequent Valuation Date (as defined below), such Participant’s account shall be distributed in a lump sum. All payments hereunder shall be made in the form of Exelon Stock.
5.2     Timing of Distributions.
(a)     Except as otherwise provided in Section 5.2(b), Section 5.3 or Section 5.4, the balance of a Participant’s Stock Deferral Account (together with his or her account balance under the Exelon Corporation Deferred Compensation Plan) shall be paid or commence to be paid in accordance with Section 5.1 as of the calendar quarter immediately following the date that is six months following the date on which the Participant separates from service, within the meaning of section 409A of the Code. In the case of a Participant who has elected annual installment payments, the remaining annual installments shall be paid as soon as practicable after the April 1 of the calendar year following the calendar year in which the first such payment is made and as soon as practicable following each succeeding April 1. The amount of each installment payment shall be determined by dividing the balance of the Participant’s accounts hereunder as of the April 1, or if such April 1 is not a business day, as of the first business day preceding such April 1, (the “Valuation Date”) preceding such payment by the total number of installment payments remaining in the installment period elected by the Participant. The net shares of Exelon Stock (including any fractional share) determined by reference to the closing price per share of Exelon Stock, as reported on the national securities exchange or quotation service through which the Common Stock is listed or traded on the business day immediately preceding the date of distribution and reduced by any amount required by law to be deducted or withheld (or to the extent determined by the Plan Administrator, in its discretion, after consultation with its advisers), including income tax withholding, shall be credited to an account established on behalf of the Participant at such institution as the Plan Administrator shall designate.
(b)     Notwithstanding Section 5.2(a), each Participant shall have a single opportunity to defer the date on which such Participant’s accounts shall be paid or commence; provided, however, that in accordance with Section 409A of the Code (i) no such deferred payment election shall become effective until the first anniversary of the date such deferred payment election is made, (ii) no deferred payment election shall be effective if the Participant is scheduled, pursuant to Section 6.2(a), to receive or begin receiving payments within one year after the date such deferred payment election is made and (iii) such deferred payment election provides for payments to the Participant to be made or begin at least five years later than the date on which such distribution was previously scheduled to be made or begin pursuant to Section 6.2(a). In the event such a deferred payment election does not become effective, the time and manner of payment of such Participant’s accounts shall be governed by Section 5.2(a).
5.3     Special Distribution Election. Pursuant to the transition rule set forth in IRS Notice 2005-1, Q&A-19(c), and extended in the preamble to regulations proposed under section 409A of the Code and IRS Notice 2006-79 (the “Transition Rule”), Participants may make the special distribution elections described in Section 5.3(a) and (b).
(a)     Each Participant may elect or change the form of payment of such Participant’s Deferred Stock Account payable upon separation from service by submitting an election on or before December 31, 2007 in accordance with procedures prescribed by the Plan Administrator, provided that (i) if such Participant’s distribution is made or commences in 2006, then such election shall be effective only if it is submitted on or before December 31, 2005, and (ii) if a Participant’s distribution is made or commences in 2007, then such election shall be effective only if it is submitted on or before December 31, 2006.
(b)     Each Participant may elect to receive a distribution of such Participant’s Deferred Stock Account attributable to Plan Years prior to January 1, 2007 in a lump sum payment of Exelon Stock in the third quarter of 2007, by submitting such election on or before December 31, 2006 in accordance with procedures prescribed by the Plan Administrator, provided that such election shall be null and void if such Participant’s distribution under the Plan otherwise would be made or commence prior to January 1, 2007. A Participant who files such a lump sum election, whose position is Executive Vice President or above and who has achieved two times his or her stockownership requirement may elect to receive such distribution in the form of Exelon Stock, in cash, or one quarter in Exelon Stock and three quarters in cash.
(c)     Notwithstanding the foregoing, pursuant to resolutions adopted by the Compensation Committee of the Board of Directors of the Company on December 5, 2006, each Participant who elected pursuant to Section 3.1 to defer receipt of the portion of performance share unit awards granted in 2004, 2005 or 2006 that are payable in Exelon Stock shall, to the extent such awards become vested in 2007 or later, be deemed to have elected, pursuant to the Transition Rule, to change the date on which such performance share unit awards are payable, such that the performance share unit awards shall be payable in a lump sum distribution of the portions of such awards payable in Exelon Stock as of their respective vesting dates.
5.4     Timing of Distribution Elections; Default Elections. Subject to Section 5.3, a distribution election under Section 5.1 shall be made concurrently with such Participant’s initial deferral election under the Plan, or at such other time or times determined by the Plan Administrator in accordance with interpretive guidance issued by the U.S. Treasury Department under section 409A of the Code. If a Participant does not have a timely distribution election on file with the Plan Administrator, his or her Stock Deferral Account will be distributed in a lump sum.
5.5     Beneficiaries. If a Participant shall die while any shares of Exelon Stock remain credited to the Deferred Stock Account established on his or her behalf under Article IV, such amount shall be distributed as provided in Section 5.1 (and 5.3) to the beneficiary or beneficiaries as the Participant may, from time to time, designate in writing delivered to the Plan Administrator (as defined in Section 7.1 below). A Participant may revoke or change his or her beneficiary designation at any time in writing delivered to the Plan Administrator. If a Participant does not designate a beneficiary under this Plan, or if no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary hereunder.
5.6     Withholding. The Company may withhold from any amounts payable under this Plan or otherwise payable to a Participant or beneficiary any taxes the Company determines to be appropriate under applicable law and may report all such amounts payable to such authority in accordance with any applicable law or regulation. In addition, the Company may adjust the timing of any payment under this Plan consistent with the tax treatment of such payment including, without limitation, to comply with Section 409A of the Code.
5.7     Facility of Payment. Whenever and as often as any Participant entitled to payments under the Plan shall be incompetent or, in the opinion of the Plan Administrator would fail to derive benefit from distribution of funds under the Plan, the Plan Administrator, in its sole and exclusive discretion, may direct that any or all payments hereunder be made (a) directly to or for the benefit of such Participant, (b) to the Participant’s legal guardian or conservator; or (c) to relatives of the Participant. The decision of the Plan Administrator in such matters shall be final, binding and conclusive upon the Employers, the Participant and every other person or party interested or concerned. The Employers and the Plan Administrator shall not be under any duty to see to the proper application of such payments made to a Participant, conservator, guardian or relatives of a Participant.

ARTICLE VI
Application of ERISA, Funding

6.1     Application of ERISA. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulation § 2520.104-23.
6.2     Funding. The Plan shall not be a funded plan, and neither the Company nor any of the Employers shall be under any obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of the Company and the Employers, and no Participant or beneficiary shall have any right to any specific assets.
6.3     Trust. The Company shall establish a trust for the purpose of administering assets of the Company and the Employers to be used for the purpose of satisfying their obligations under the Plan. Any such trust shall be established in such manner so as to be a “grantor trust” of which the Company is the grantor, within the meaning of section 671 et. seq. of the Code. The existence of any such trust shall not relieve the Company or any Employer of their liabilities under the Plan, but the obligation of the Company and the Employers under the Plan shall be deemed satisfied to the extent paid from the trust.

ARTICLE VII
Administration

7.1     Administration. The Plan shall be administered by the Vice President, Corporate Compensation, of the Company (the “Plan Administrator”). The Plan Administrator shall determine the rights of any employee or former employee of an Employer to benefits hereunder. The Plan Administrator has the sole and absolute power and authority to interpret and apply the provisions of this Plan to a particular circumstance, make all factual and legal determinations, construe uncertain or disputed terms (including, without limitation, any eligibility provisions) and make eligibility and benefit determinations in such manner and to such extent as the Plan Administrator in his or her sole discretion may determine. Benefits under the Plan will be paid only if the Plan Administrator decides, in his or her discretion, that a Participant (or his or her beneficiary) is entitled to them. The Plan Administrator shall promulgate any rules and regulations necessary to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall be applied on a uniform basis and shall be final and binding on any employee or former employee of the Employers or any successor in interest of any of them. The Plan Administrator may delegate any of its responsibilities or duties hereunder.

7.2     Claims Procedure. In accordance with the regulations of the U.S. Department of Labor, the Company shall (i) provide adequate notice in writing to any Participant or beneficiary whose claim for benefits is denied, setting forth the specific reasons for such denial and written in a manner calculated to be understood by such Participant or beneficiary and (ii) afford a reasonable opportunity to any Participant or beneficiary whose claim for benefits has been denied for a full and fair review by the Plan Administrator of the decision denying the claim.
7.3     Expenses. All costs and expenses incurred in administering the Plan, including the expenses of the Plan Administrator, the fees of counsel and any agents of the Plan Administrator and other administrative expenses shall be paid by the Company and the Employers. The Plan Administrator, in its sole discretion, having regard to the nature of a particular expense, shall determine the portion of such expense which is to be borne by the Company or a particular Employer.
7.4     Indemnification. Neither the Plan Administrator nor any officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or bad faith, and the Company shall indemnify and hold harmless such Plan Administrator, officers and employees from and against all claims, losses, damages, causes of action and expenses, including reasonable attorney fees and court costs, incurred in connection with such interpretation and administration of the Plan.

ARTICLE VIII
Amendment and Termination

The Company intends to maintain the Plan indefinitely. However, the Plan, or any provision thereof, may be amended, modified or terminated at any time by action of its Senior Vice President and Chief Human Resources Officer or such other senior officer to whom the Company has delegated amendment authority (without regard to any limitations imposed on such powers by the Code or ERISA), except that no such amendment or termination shall reduce or cancel the amount credited to the accounts of any Participant hereunder immediately prior to the date of such amendment or termination or cause an acceleration or other change in a payment under the Plan that would result in penalties under section 409A of the Code. Upon the termination of the Plan, all account balances hereunder shall continue to be paid to Participants or their beneficiaries pursuant to the terms of the Plan and each Participant’s distribution election in effect; provided, however, that if the Plan is terminated in connection with a Change in Control Event, within the meaning of regulations or other guidance promulgated under section 409A of the Code, the Chief Human Resources Officer of the Company or such other senior officer to whom the Company has delegated amendment authority may elect, in his or her sole discretion, to pay out all accounts to Participants and beneficiaries within 12 months after the occurrence of such Change in Control Event.

ARTICLE IX
Miscellaneous

9.1     FICA Taxes. Notwithstanding Section 3.1, the amount deferred for any calendar year pursuant to an election made thereunder shall be reduced by an amount which, after the payment of applicable federal and state income taxes and the tax imposed under section 3121 of the Code in respect of amounts deferred, is equal to the amount of the tax imposed under section 3121 of the Code on the amount otherwise subject to deferral (determined without regard to this Section 9.1) pursuant to Section 3.1 for such calendar year.
9.2     Nonassignment of Benefits. It shall be a condition of the payment of benefits under this Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). Any such attempted or purported assignment, alienation or transfer shall be void.
9.3     No Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between any Employer and any employee or as conferring a right on any employee to be continued in the employment of any Employer, or as a limitation of the right of an Employer to discharge any of its employees, with or without cause.
9.4.     Adoption/Withdrawal by Subsidiaries. Any participating affiliate may, with the consent of the Company, adopt the Plan for the benefit of its employees who are Eligible Employees by delivery to the Company of a resolution of its board of directors or duly authorized committee to such effect, which resolution shall specify the date for which this Plan shall be effective with respect to the employees of such participating affiliate who are Eligible Employees. A participating affiliate may terminate its participation in the Plan at any time by giving written notice to the Company and the Plan Administrator. Upon such a withdrawal, the Plan Administrator shall transfer the benefits of such Participants under this Plan with respect to such participating affiliate directly to such participating affiliate at which time the remaining Employers shall have no further responsibility in respect of such amounts.
9.5     Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine and singular the plural.
9.6     Headings. The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control.
9.7     Invalidity. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be enforced and construed as if such provisions, to the extent invalid or unenforceable, had not been included.
9.8     Successors and Assigns. The provisions of the Plan shall bind and inure to the benefit of the Company and each Employer and their successors and assigns, as well as each Participant and his successors.
9.9     Law Governing. Except as provided by any federal law, the provisions of the Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.
9.10     Compliance with Section 409A of Code. This Plan is intended to comply with the provisions of section 409A of the Code and shall be interpreted and construed accordingly.

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